Exhibit 3.1

FIRST AMENDMENT TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT FOR
PREMIER ENTERTAINMENT BILOXI, LLC

This First Amendment to Limited Liability Company Operating Agreement (this “Amendment”), for Premier Entertainment Biloxi, LLC, a Delaware limited liability company (the “Company”), is made and effective as of January 24, 2005, by and among the undersigned members of the Company (the “Members”) and the other signatories hereto.

RECITALS

A.                                   The Members are parties to that certain Limited Liability Company Operating Agreement of the Company dated and effective as of January 23, 2004 (as amended, the “Operating Agreement”).  The Operating Agreement memorializes the agreement of the Members with respect to the conduct and the business of the Company.

B.                                     The Members desire to amend the Operating Agreement on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration (the receipt, sufficiency and adequacy of which are hereby acknowledged), the parties hereto (intending to be legally bound) hereby agree as follows:

1.                                       Definitions. Terms capitalized herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Operating Agreement, as amended by this Amendment.

2.                                       Establishment of Class C Common Units.

(a)                                  A new class of membership units of the Company designated as the Class C Common Units is hereby established, which shall consist of 100 such Units.  As of the date hereof, 66-2/3 of such Units shall be deemed owned and held by Joseph Billhimer (“Billhimer”), which represent Billhimer’s entitlement to two percent (2%) of the Net Cash Flow if and when distributed pursuant to Subsections (c) and (d) of Section 8.4 of the Operating Agreement, as more particularly provided below (the “Initial Units”).  If and at such time as the Project officially opens for business to the public, as determined by the Board of Managers (the “Opening”), Billhimer will be deemed to own and hold the remaining 33-1/3 of such Class C Common Units, which, together with the Initial Units, will then represent Billhimer’s entitlement to a total of three percent (3%) of the Net Cash Flow if and when distributed pursuant to Subsections (c) and (d) of Section 8.4 of the Operating Agreement, as more particularly provided herein.

(b)                                 The Class C Common Units are and shall be nonvoting and Billhimer shall have no rights as a Member of the Company (to vote or otherwise) except solely as to his rights (i) to distributions pursuant to Section 8.1, Section 8.2 and Subsections (c) and (d) of Section 8.4 of the Operating Agreement as provided herein, and (ii) set forth in subsection (d) of this Section 2. After giving effect to the applicable portion of the Class C Common Units then owned by Billhimer, the Members’ percentage interests in distributions of Net Cash Flow pursuant to Subsections (c) and (d) of Section 8.4 will be diluted on a pro rata basis. For example, if a distribution of Net Cash Flow were to be made on the date hereof pursuant to Section 8.4(d) (after the owners of the Class A Common Units received the Class A Common Unit Owners’ Distribution), such available amount would be distributed 44.1% to the owners of the Class B Common Units or the Class A Preferred Units (as applicable), 53.9% to the owners of the Class A Common Units, and 2.0% to Billhimer as the owner of 66-2/3 of the Class C Common Units.

(c)                                  Except as required by the terms of the Loan Documents and Section 2(e) below, Billhimer shall not be permitted to sell, assign, pledge or otherwise encumber or transfer all or any portion of the Class C Common Units without the prior written consent of the Board of Managers of the Company, which consent will not unreasonably be withheld. Exhibit A attached to the Operating Agreement is hereby amended to reflect the existence of the Class C Common Units and Billhimer’s ownership of the applicable amount thereof as of the date hereof, and if and when applicable, upon the Opening.

(d)                                 Billhimer is hereby made an intended beneficiary of, and shall otherwise be subject to, Sections 8.1, 8.2, 10.8 and 10.9 of the Operating Agreement as if he was a Member of the Company (as appropriate to reflect his ownership of the Class C Common Units on any applicable date of determination).  If required by applicable law, and unless Billhimer has already been found suitable by the Mississippi Gaming Commission as of the date hereof, Billhimer shall make an application for and receive a finding of suitability from the Mississippi Gaming Commission before being entitled to any distribution from the Company otherwise contemplated hereby.

(e)                                  If Billhimer ceases to be employed by the Company, then Billhimer shall immediately forthwith transfer to the Company, and the Company shall immediately forthwith purchase from Billhimer, 100% of the Class C Common Units then held by Billhimer, and Billhimer shall immediately cease to be a Member of the Company for all purposes. If Billhimer terminates his employment with the Company or otherwise breaches that certain Employment Agreement dated June 6, 2003 by and between the Company and Billhimer (the “Employment Agreement”), and as a result of such breach, Billhimer ceases to be employed by the Company, or if Billhimer is terminated for Cause (as defined in the Employment Agreement), then the purchase price to be paid by the Company to Billhimer for the Class C Common Units shall be $1 per Class C Common Unit. If Billhimer ceases to be employed by the Company for any other reason (other than as provided in the immediately preceding sentence), then the purchase price to be paid by the Company to Billhimer for the Class C Common Units shall be the fair market value of the Class C Common Units as determined by the Board of Managers in its sole and absolute discretion.  Billhimer agrees to take any and all action required by the Company to effect the transfer of the Class C Common Units to the Company upon termination of Billhimer’s employment with the Company as provided herein.

3.                                       Miscellaneous.

(a)                                  Except as expressly provided herein, the Operating Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(b)                                 This Amendment shall be construed, governed and enforced under the internal laws of the State of Delaware, without regard to choice of law or conflicts of law principles.

(c)                                  This Amendment may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.  A fax signature hereto shall be deemed as legally binding as a signed original hereto for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this First Amendment to Limited Liability Company Operating Agreement for Premier Entertainment Biloxi, LLC as of the date first above written.

MEMBER:

GAR, LLC

By Its Sole Voting Members:

/s/ Roy Anderson III
Roy Anderson, III

/s/ Gregg R. Giuffria
Gregg R. Giuffria

/s/ David Scott Ross
David Scott Ross

MEMBER:

AA CAPITAL EQUITY FUND, L.P.

By:	AA Private Equity Investors Management, LLC

Its: General Partner

By:	/s/ John A. Orecchio
Name:	John A. Orecchio
Its:	President

MEMBER:

AA CAPITAL BILOXI CO-INVESTMENT FUND, L.P.

By:	AA Private Equity Investors Management, LLC
Its: General Partner

By:	/s/ John A. Orecchio
Name:	John A. Orecchio
Its:	President

The foregoing First Amendment to Limited Liability Company Operating Agreement for Premier Entertainment Biloxi, LLC is hereby acknowledged and agreed:

By:	/s/ Joseph Billhimer
Joseph Billhimer